Exhibit 99.1

Polymer Group, Inc.
9335 Harris Corners Parkway
Suite 300
Charlotte, NC 28269
www.polymergroupinc.com
704-697-5100

Polymer Group, Inc. Announces Increased Prices in Response to Rising Raw Material Cost Levels

For Immediate Release

[CHARLOTTE, N.C.] — March 30, 2010 — Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) (PGI) announced that it will begin implementing additional price increases on a global basis in response to rising raw material costs.

Price increases of petroleum-based products from PGI’s suppliers have risen in excess of 35 percent since October of 2009 and are expected to continue to increase in the coming months.  The rise in prices has been primarily caused by rising crude oil prices in late 2009 and short supply of raw materials during the first months of 2010.

Certain suppliers have declared force majeure and PGI has been impacted directly by reduced allocations on the short supply of raw materials in 2010.  The material most affected by these actions is polypropylene, but the costs of all petroleum-based raw materials are higher.

As a result, the company will increase prices of its products to customers with the amounts varying based on product composition. Additional increases are expected based on current raw material market projections.

“We are operating in an environment of substantially rising raw material costs,” said Veronica (Ronee) Hagen, chief executive officer.  “This is a phenomenon that is not specific to PGI, but affects our entire industry. PGI is committed to providing customers with the industry’s best value proposition and supporting them by investing in state-of-the-art capacity worldwide. Price actions are necessary to support our ability to accomplish these goals.”

The company is taking many other steps on a global basis to mitigate the impact of higher raw material costs, including key sustainability initiatives that reduce the use of resource intensity.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; substantial debt levels and potential inability to maintain sufficient liquidity to finance our operations and make necessary capital expenditures; inability to meet existing debt covenants; achievement of objectives for strategic acquisitions and dispositions; inability to achieve successful or timely start-up on new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in environmental laws and regulations. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

Cliff Bridges

Sr. Director Corporate Communications

(704) 697-5168

bridgesc@pginw.com

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